UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 9, 2005


                               MARGO CARIBE, INC.
             (Exact name of registrant as specified in this charter)



              PUERTO RICO                                   0-15336
    (State or other jurisdiction of                (Commission File No.)
           incorporation)


                                   66-0550881
                        (IRS Employer Identification No.)



            ROAD 690, KILOMETER 5.8
            VEGA ALTA, PUERTO RICO                         00692
    (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code: (787) 883-2570


          (Former Name or Former Address, if changed since last report)

================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement.

     On February 9, 2005, Margo State Line, Inc., a Florida corporation and a wholly owned subsidiary of Margo Caribe, Inc., entered into an Asset Purchase Agreement with State-Line Bark & Mulch, Inc., a Georgia corporation (the "Sellers") and Richard K. Stewart and Dora M. Stewart (the "Shareholders"). Pursuant to the terms of the Asset Purchase Agreement and related real property purchase agreements, Margo State Line has agreed to purchase substantially all the assets of the Seller for $2.6 million in cash and the assumption of approximately $590,000 in liabilities. The Seller is engaged in the business of the production of bulk or bagged ground cover, soil and compost and related products in Folkston, Georgia. Among the assets to be acquired are approximately 100 acres of real property located in Folkston, Georgia.

     The closing of the transactions contemplated by the Asset Purchase Agreement are subject to customary closing conditions including satisfactory completion of due diligence by Margo State Line and the absence of material adverse changes in the business or assets of the Seller prior to closing.


ITEM 9.01 Financial Statements and Exhibits.

     (c)  Exhibits

          99.1 Press release dated February 10, 2005.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         MARGO CARIBE, INC.

                                         By: /s/ Juan B. Medina
                                            --------------------------------
                                         Name:   Juan B. Medina
                                         Title:  Senior Vice President
                                                 and Chief Financial Officer

Date: February 10, 2005